PLAN OF CONVERSION OF

ICHARGEIT, INC.

FROM A DELAWARE CORPORATION

INTO

A NEVADA CORPORATION

This Plan of Conversion of Ichargeit, Inc. from a Delaware corporation into a Nevada corporation (the "Plan"), is entered into and adopted as of the 17th day of January, 2006.

RECITALS:

A.

Ichargeit, Inc. (“ICHARGEIT”) is a corporation duly organized and existing under the laws of the State of Delaware, having been formed on November 5, 1999 under the name Ichargeit, Inc.;

B.

The authorized capital stock of ICHARGEIT consists of 5,000,000 shares of Preferred Stock, of which zero are issued and outstanding, and 50,000,000 shares of  Common Stock, par value $0.001 per share, of which 11,815,142 shares were issued and outstanding at January 17, 2006, the date of voting on the redomiciling and conversion; and

C.

The Shareholders of ICHARGEIT deems it advisable for the general welfare and advantage of ICHARGEIT and its members that ICHARGEIT convert from a Delaware corporation into a Nevada corporation pursuant to this Plan and pursuant to the applicable provisions of the laws of the State of Nevada.

PLAN

1. CONVERSION TO NEVADA CORPORATION. At Effective Time of Conversion, ICHARGE shall cease to be a Delaware corporation and shall become a Nevada corporation. The “Effective Time of Conversion" shall be that date on which Articles of Conversion substantially in the form of Exhibit  "1 ", which is attached hereto and incorporated herein by reference for all purposes, are filed in the office of the Nevada Secretary of State, all after satisfaction of the respective requirements of the applicable laws of said states prerequisite to such filings.

2. NAME OF CONVERTED CORPORATION. Following the conversion, ICHARGEIT shall change its name to Freestone Resources, Inc.

3. ICHARGE TO REMAIN IN AND CONTINUE EXISTENCE. Following the conversion,  ICHARGE shall continue in existence. Following the conversion, ICHARGEIT shall be a corporation duly formed and in existence pursuant to the laws of the State of Nevada. The Articles of Incorporation of ICHARGEIT, as filed with the Nevada Secretary of State are attached hereto as Exhibit "2" and are incorporated herein by reference for all purposes.

4. GOVERNING LAW: ARTICLES OF INCORPORATION. At all times during and after the Conversion, ICHARGEIT shall be governed by the laws of the State of Nevada, and by the terms of the Articles of Incorporation, attached to the Articles of Conversion as Exhibit "1", which will be filed with the Nevada Secretary of State.

5. BYLAWS.  At Effective Time of Conversion, the bylaws of ICHARGEIT shall be adopted to comply with the Nevada law.

6. DIRECTORS AND OFFICERS OF SURVIVING CORPORATION. The Board of Directors and the officers of ICHARGEIT shall remain the same following the conversion, and such directors and officers are as follows:

DIRECTORS:

James F. Carroll

Robert Mann

Lloyd L. Lane

OFFICERS:

President and Secretary

James F. Carroll

Robert Mann

7. CONVERSION OF COMMON STOCK. The manner and basis of converting the common stock of ICHARGEIT, as a Delaware corporation, into shares of ICHARGEIT, as a Nevada corporation, shall be on a l-for -1 basis. As soon as practicable after the Effective Time of Conversion, the certificates representing Common Stock of ICHARGEIT, a Delaware corporation, shall be surrendered to ICHARGEIT for  exchange. Upon receipt of the Common Stock of ICHARGEIT, a Delaware corporation, ICHARGEIT shall issue to the exchanging shareholder an equal amount of the Common Stock of ICHARGEIT, a Nevada corporation. All Stock of ICHARGEIT is and/or will be issued carrying the same registered status under the Securities Act of 1933, as amended (the" Act"), as the respective shares status in the Delaware corporation.

8.

EFFECT OF CONVERSION At the Effective Time of Conversion, ICHARGEIT, as a Nevada corporation, shall succeed to, without other transfer, and shall possess and enjoy all the rights, privileges, immunities, powers, and franchises both of a public and a private nature, and be subject to all the restrictions, disabilities, and duties of ICHARGEIT as a Delaware corporation, and shall own all property, real, personal, and mixed, and shall be obligated for all prior debts of ICHARGEIT, as a Delaware corporation, on whatever account, and all rights of creditors and all liens upon any property of ICHARGEIT shall be preserved unimpaired, and all debts liabilities, and duties of ICHARGEIT. as a Delaware corporation, shall attach to ICHARGEIT, as a Delaware corporation, and may be enforced against it. No shareholder shall, as a result of this conversion, become personally liable for the liabilities or obligations of the converted entity.

9.

ACCOUNTING MATTERS. The assets and liabilities of ICHARGEIT, as a Delaware corporation, as of the Effective Time of Conversion, shall be recorded on the books of ICHARGEIT, the Nevada corporation, in the amounts at which they were carried at that time on the books of ICHARGEIT, as a Delaware corporation.

10.

APPROVAL OF SHAREHOLDERS: FILING ARTICLES OF CONVERSION. The Conversion was submitted to the shareholders of ICHARGEIT as provided by law, and the Plan was adopted by the Directors after shareholder approval, and the Articles of Conversion in substantially the form attached hereto as Exhibit "1" shall be signed and delivered to the Nevada Secretary of State pursuant to the Nevada Revised Statutes and to the Delaware Secretary of State pursuant to Delaware corporate law.

11.

CONSTRUCTION. The captions and sections of this Plan are for convenience of reference only and shall not affect the meaning or construction of any of the terms or provisions of this Plan. Whenever the context so requires, all words used herein in any gender shall include the masculine, feminine, and neuter gender, all singular words shall include the plural, and all plural words shall include the singular.

12.

GOVERNING LAW. To the extent not otherwise stated, this Plan shall be governed by and construed in accordance with the laws of the States of Nevada and Delaware, as applicable.

13.

FURTHER DOCUMENTS. From time to time, as and when necessary, the President of ICHARGEIT shall execute and deliver, or cause to be executed and delivered, all such deeds and instruments, and to take, or cause to be taken, such further or other action as he may deem necessary or desirable, in order to vest in and confirm to ICHARGEIT, as a Delaware corporation, title to, and possession of, any property of ICHARGEIT acquired prior to the conversion, and otherwise to carry out the intent and purposes hereof; and the directors of ICHARGEIT and the proper officers and directors of ICHARGEIT are fully authorized, in the name of ICHARGEIT or otherwise, to take any and all such action.

EXECUTED to be effective as of the date first shown above.

Ichargeit, Inc.

A Delaware corporation

By: _______________________________

       Jim Carroll, President